Exhibit 99.1

NEWS RELEASE

Contacts
Media	Investors
Ana Kapor	Peter Dworkin
650.638.6227	650.554.2479
kapora1@appliedbiosystems.com	dworkipg@appliedbiosystems.com

FOR IMMEDIATE RELEASE

APPLIED BIOSYSTEMS REPORTS FISCAL 2007

FOURTH QUARTER RESULTS AND FISCAL 2007 RESULTS

•	Q4 net revenues increased by approximately 7% to $557.3 million

•	Q4 fully diluted GAAP EPS from continuing operations of $0.42

•	Q4 non-GAAP EPS of $0.38 from continuing operations, excluding specified items

•	Mark P. Stevenson promoted to Executive Vice President

FOSTER CITY, CA, July 25, 2007 – Applied Biosystems Group (NYSE: ABI), an Applera Corporation business, today reported net revenues of $557.3 million for the fourth quarter of fiscal 2007, an increase of approximately 7% over the prior year quarter of $523.1 million. The net effect of foreign currency on net revenues was a favorable impact of approximately 2% as compared to the prior year quarter.

For the fourth quarter of fiscal 2007, the Group reported income from continuing operations of $79.3 million, or $0.42 per share, compared to $76.7 million, or $0.41 per share, for the prior year quarter. Results in both periods were affected by the specified items described in the reconciliation below. Earnings per share (EPS) from continuing operations on a non-GAAP basis, excluding these items, were $0.38, an increase of approximately 9% compared to $0.35 for the prior year quarter. Earnings in the fiscal 2007 fourth quarter were affected by higher investments in marketing and selling functions and in research and development programs compared to the prior-year quarter. The net effect of foreign currency was a benefit of approximately $0.03 per share compared to the prior year quarter. All per share amounts refer to Applera Corporation-Applied Biosystems Group Common Stock.

Net income for the fourth quarter of fiscal 2007 was $87.8 million, compared to $76.7 million for the prior year quarter. Net income for the fourth quarter of fiscal 2007 included an after-tax benefit of $8.5 million for discontinued operations related to the settlement of German tax audits.

“Our businesses continued to perform well during the fourth fiscal quarter, sustaining the improved performance we have seen throughout this fiscal year” said Tony L. White, Chief Executive Officer, Applera Corporation. “An important development was the shipment of our first next-generation sequencing systems to early-access customers. Based on positive customer feedback and progress in our manufacturing process, we are accelerating plans to expand production and commence a full commercial release in October.”

Today, the Group also announced the promotion of Mark P. Stevenson, president of the Molecular and Cell Division, to Executive Vice President. In this new position, he will continue to manage the Group’s portfolio of DNA analysis systems and consumables for the research markets while assuming responsibility for the Applied Markets and Services Divisions and additional functions, including the European and Japan territories. As part of the new leadership structure, the Molecular and Cell Biology Division will be divided into two divisions: MCB Systems and MCB Consumables.

“This decision reflects Mark’s growing contributions across a number of global functions and businesses over more than a decade with the company, in Europe, Asia and the U.S.” said Mr. White. Mr. Stevenson will continue to report to Mr. White, who will remain interim President of the Group. “Mark’s strong leadership skills and focus on customer applications and markets are critical to driving growth and winning in today’s life science industry.”

During the fourth quarters of both fiscal 2007 and 2006, the Group recorded items that affected the comparability of results. For the fourth quarter of fiscal 2007, the Group recorded a pre-tax gain of $3.5 million due to the receipt of past royalties under new and newly amended patent licenses. The Group also recorded amortization expense of $2.8 million related to acquired intangibles. Additionally, the fourth quarter of fiscal 2007 included a net tax benefit of $6.9 million primarily related to foreign tax settlements and the reduction of foreign valuation allowances.

During the fourth quarter of fiscal 2006, the Group recorded items that increased income before taxes by a net $14.0 million. These items included a pre-tax gain of $16.9 million from the sale of a company-owned facility and amortization expense of $2.9 million related to acquired intangibles. The fourth quarter of fiscal 2006 also included a $1.4 million favorable tax rate adjustment.

The following table summarizes the impact of these items on EPS calculations:

Reconciliation of GAAP amounts to Non-GAAP amounts

(Dollar amounts in millions)

	Three months ended June 30, 2007			Three months ended June 30, 2006
	GAAP amounts	Adj.	Non-GAAP amounts	GAAP amounts	Adj.	Non-GAAP amounts
Operating income	$95.6	$0.7	$94.9	$102.1	$14.0	$88.1
Income before income taxes	103.5	0.7	102.8	106.8	14.0	92.8
Provision for income taxes	24.2	(6.5)	30.7	30.1	3.2	26.9
Income from continuing operations	79.3	7.2	72.1	76.7	10.8	65.9

Earnings per share allocations(1)	(0.1)	(0.1)		1.3	1.3
Adjusted income from continuing operations for earnings per share	$79.2	$7.1	$72.1	$78.0	$12.1	$65.9

Total diluted earnings per share from continuing operations	$0.42	$0.04	$0.38	$0.41	$0.06	$0.35

(1)	Represents allocation of intercompany sales of assets to adjust net income for purposes of calculating earnings per share.

Quarterly Financial Highlights

•

Revenues by source and the change relative to the prior year quarter were: $242.6 million for Instruments, a 3% increase; $221.4 million for Consumables, an 11% increase; and $93.3 million for Other Sources, including service and support, royalties, licenses, and consulting, a 5% increase.

•

Revenues for major geographic regions and their change relative to the prior year quarter were: $231.9 million in the United States, a 1% increase; $210.4 million in Europe, a 14% increase including a favorable impact from foreign currency of approximately 5%; $50.5 million in Japan, an increase of less than 1% including an unfavorable impact from foreign currency of approximately 3%; and $40.8 million in Other Asia Pacific countries, a 9% increase including a favorable foreign currency impact of approximately 1%.

•

Gross margin in the fourth quarter of fiscal 2007 was 55.4%, versus 54.3% in the prior year quarter. The increase in gross margin was primarily attributable to improved vendor pricing related to enzymes and the favorable impact of foreign currency.

•

Selling, general, and administrative (SG&A) expenditures in the fourth quarter of fiscal 2007 increased 7% to $160.2 million, or 28.7% of revenues, compared to $149.9 million, or 28.7% of revenues, in the prior year quarter. The increase in SG&A was driven primarily by certain strategic investments to support growth, the unfavorable effects of foreign currency, costs related to our acquired businesses and higher employee related costs.

•

Research, development, and engineering (R&D) expenditures in the fourth quarter of fiscal 2007 increased 16% to $53.5 million, or 9.6% of revenues, compared to $46.3 million, or 8.9% of revenues, in the prior year quarter. The increase in R&D expenditures was due to investments in the SOLiD™ System for next generation sequencing developed from the Agencourt Personal Genomics technology acquired in July 2006, the Ambion product line following the Ambion acquisition in March 2006, and other projects.

•	The tax rate for the fourth quarter of fiscal 2007, excluding the specified items described above, was approximately 30%.

•	The Group repurchased 3.3 million shares of Applera Corporation-Applied Biosystems group common stock during the quarter at a cost of $100.1 million.

•

Cash flow from operations was $135.3 million and capital expenditures were $16.5 million for the fourth quarter of fiscal 2007. Depreciation and amortization was $20.3 million. As of the end of the quarter, cash and short term investments were $494.5 million, up from $448.5 million as of March 31, 2007. This increase was largely the result of cash flow from operations partially offset by the repurchase of stock. Accounts receivable were $446.8 million, representing 58 days sales outstanding, and inventory was $132.1 million, representing 2.7 months of inventory on hand.

Recent Business Developments

•

In July, the Group announced the availability of a standardized TaqMan® Array for stem cell research. The Array uses gene expression markers discovered and validated by the International Stem Cell Initiative using the Group’s technology.

•

In June, the Group opened a new Application Support Center in Foster City to drive closer relationships between the Group’s scientists and its life-science customers through the creation of best-in-class applications support.

•	In June, the Group announced the start of its early-access program for its next-generation sequencing platform (SOLiD™ System), including shipment of the first systems.

Fiscal 2007 Highlights

For fiscal 2007, the Group reported net revenues of $2.09 billion, an increase of approximately 10% over fiscal 2006 revenues of $1.91 billion. Revenues for the year include the favorable impact of 2.3% from the sale of Ambion products. The net effect of foreign currency increased net revenues in fiscal 2007 by approximately 2%, as compared to the prior year.

Income from continuing operations in fiscal 2007 was $170.9 million, including $114.3 million expense for the write-off of the value of acquired in-process R&D related to the Agencourt Personal Genomics technology, as compared to $275.1 million for the prior year. EPS from continuing operations for fiscal 2007 were $0.90, a 37% decrease compared to $1.43 for the prior year. The net effect of foreign currency increased EPS by approximately $0.11 as compared to the prior year. EPS from continuing operations on a non-GAAP basis, excluding the specified items described in the reconciliation schedule below, were $1.41, a 14% increase compared to $1.24 for the prior year. Net income for fiscal 2007 included an after-tax benefit of $8.5 million for discontinued operations discussed above. Cash flow from operations for fiscal 2007 was $366.1 million compared to $375.3 million for fiscal 2006.

Revenues by source and the change relative to the prior year were: $889.3 million for Instruments, a 6% increase; $842.0 million for Consumables, a 15 % increase; and $362.2 million for Other Sources, including service and support, royalties, licenses, and consulting, a 6% increase. Fiscal year revenues include $66.6 million of Ambion-related revenues, compared to $20.4 million in fiscal 2006, which included Ambion only for the final four months of the fiscal year

During both fiscal 2007 and 2006, the Group recorded items that affected the comparability of results. For fiscal 2007, these items decreased income before taxes by $123.3 million. These items included: the previously-mentioned charge of $114.3 million to write off the value of acquired in-process research and development in connection with the Agencourt acquisition; net gains of $2.2 million related to the resolution of legal disputes; and amortization expense of $11.2 million related to acquired intangibles. Fiscal 2007 also included favorable tax adjustments of $23.8 million primarily related to foreign tax settlements and a reduction to foreign valuation allowances.

During fiscal 2006, the Group recorded pre-tax items that decreased income before taxes by approximately $19.1 million, including amortization expense of $4.8 million related to acquired intangibles. Fiscal 2006 also included net tax benefits of $50.2 million.

The following table summarizes the impact of these items on EPS calculations:

Reconciliation of GAAP amounts to Non-GAAP amounts

(Dollar amounts in millions)

	Twelve months ended June 30, 2007			Twelve months ended June 30, 2006
	GAAP amounts	Adj.	Non-GAAP amounts	GAAP amounts	Adj.	Non-GAAP amounts
Operating income	$237.1	$(123.3)	$360.4	$297.0	$(19.1)	$316.1
Income before income taxes	259.0	(123.3)	382.3	317.2	(19.1)	336.3
Provision for income taxes	88.1	(26.4)	114.5	42.1	(55.4)	97.5
Income from continuing operations	170.9	(96.9)	267.8	275.1	36.3	238.8

Earnings per share allocations(1)	0.3	0.3		0.1	0.1
Adjusted income from continuing operations for earnings per share	$170.6	$(97.2)	$267.8	$275.2	$36.4	$238.8

Total diluted earnings per share from continuing operations	$0.90	$(0.51)	$1.41	$1.43	$0.19	$1.24

(1)	Represents allocation of interperiod taxes and intercompany sales of assets to adjust net income for purposes of calculating earnings per share.

Applied Biosystems Outlook

The Group believes that its fiscal year 2008 outlook and financial performance could be affected by a number of factors, including: the introduction and adoption of new products; the level of commercial investments in life science R&D; the level of government funding for life science research; legislation and funding for applications in the applied markets; the outcome of pending litigation matters; and competitive product introductions and pricing. Subject to the inherent uncertainty associated with these factors, Applied Biosystems has the following expectations for fiscal year 2008:

•	Fiscal 2008 Revenue Growth Rate: The Group expects mid to high single digit growth assuming current exchange rates. Revenues are expected to increase for both Instruments and Consumables.

•

Fiscal 2008 Growth by Segment: The Group anticipates revenue growth in the DNA Sequencing, Real-Time PCR/Applied Genomics, and Mass Spectrometry categories and revenue declines in the Core PCR and DNA Synthesis category and in the Other Product Lines category. Quarterly year-over-year revenue changes may be different from our annual expectations due to a variety of factors, including the timing of customer orders and disbursements of government funding.

•

Fiscal 2008 Margins and Expenses: The Group expects continued gross margin expansion in fiscal 2008 compared to the fiscal 2007 gross margin of 55.3%. SG&A as a percent of total revenues is expected to be slightly higher than the prior year level of 28.3%. R&D as a percentage of total revenues is expected to be approximately equal to or slightly below the prior year level of 9.7%. The Group expects an increase in operating margin in fiscal 2008 compared to the operating margin of 17.2% in the prior year, excluding special items in both fiscal years as described in the Use of Non-GAAP Financial Information section below.

•	Fiscal 2008 Effective Tax Rate: The Group expects the effective annual tax rate used to calculate non-GAAP financial measures to be approximately 31%, compared to approximately 30% in fiscal 2007.

•

Fiscal 2008 non-GAAP Earnings Per Share Growth: The Group expects non-GAAP EPS to increase faster than the annual revenue growth rate. This includes the incremental impact of stock based compensation and the effective tax rate. The total impact of these items on fiscal 2008 non-GAAP EPS is expected to be approximately $0.05.

•	The total pre-tax impact of FAS 123R (accounting for stock based compensation) in fiscal 2008 is expected to be approximately $22.5 million, with an EPS impact of approximately $0.08.

•	Fiscal 2008 Capital Spending: The Group expects capital spending to be in the range of $70-75 million.

The rate of revenue growth in the first quarter of fiscal 2008 is expected to be lower than the revenue growth rate for the full fiscal year due to particularly strong sales growth in the first quarter of fiscal 2007, which was 15% over the prior-year quarter. Non-GAAP earnings per share in the first quarter of fiscal 2008 are expected to be modestly higher than the $0.29 earned in the prior year, which included a $5 million ($0.02 per share) benefit from a previously-disclosed reversal of a litigation-related accrual. The Group also anticipates increased R&D costs in the first quarter of fiscal 2008 related to the SOLiD ™ next-generation sequencing systems.

Other risks and uncertainties that may affect Applied Biosystems’ financial performance are detailed in the “Forward-Looking Statements” section of this release.

The comments in the Outlook section of this press release reflect management’s current outlook. Applera does not have any current intention to update this outlook and plans to revisit the outlook for its businesses only once each quarter when financial results are announced.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, both historical and forward-looking, and including earnings per share and operating margin adjusted to exclude some costs, expenses, gains and losses and other specified items. These measures are not in accordance with, or an alternative for, generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. Among the items included in GAAP earnings but excluded for purposes of determining adjusted earnings or other non-GAAP financial measures that we present are: gains or losses from sales of operating assets and investments; restructuring charges, including severance charges; charges and recoveries relating to significant legal proceedings; asset impairment charges; amortization of acquired intangibles; and tax adjustments, including settlements and the impact of new tax legislation. In addition, for non-GAAP financial measures, we have also excluded the allocation of interperiod taxes and intercompany sales. We believe the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. In addition, these non-GAAP financial measures are among the primary indicators we use as a basis for evaluating performance, allocating resources, setting incentive compensation targets, and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this release contains historical non-GAAP financial measures, we have also provided corresponding GAAP financial measures for comparative purposes. However, in the case of forward-looking non-GAAP financial measures, we have not provided corresponding forward-looking GAAP financial measures because these measures are not accessible to us. We cannot predict the occurrence, timing, or amount of all non-GAAP items that we exclude from our non-GAAP financial measures but which could potentially be significant to the calculation of our GAAP financial measures for future fiscal periods.

Conference Call & Webcast

A conference call with Applera Corporation executives will be held today at 11:00 a.m. (ET) to discuss these results and other matters related to the businesses. The call will be formatted to focus on each of the Applera businesses separately. The Applied Biosystems Group portion of the call will start at 11:00 a.m. (ET). The Celera Group portion of the call will start at 11:45 a.m. (ET), or immediately following the end of the Applied Biosystems portion of the call, if later.

During each segment, the management team will make prepared remarks and answer questions from securities analysts and investment professionals. Investors, securities analysts, representatives of the media and other interested parties who would like to participate should dial 617.213.4868 and enter passcode 49372399 at any time from 10:45 a.m. until the end of the call. This conference call will also be webcast. Interested parties who wish to listen to the webcast should visit the “Investors & Media” section of www.applera.com, www.celera.com, or www.appliedbiosystems.com. A digital recording will be available approximately two hours after the completion of the conference call on July 25 until August 8, 2007. Interested parties should call 617.801.6888 and enter passcode 24256462.

Applera also encourages stockholders to submit questions for management consideration by e-mail in advance of today’s conference call. Such questions, which should be brief and reasonably related to the releases, may be submitted to inna.kats@applera.com. While management cannot commit to answer all such submissions, it will endeavor to do so during the available time of the conference call.

About Applera Corporation and Applied Biosystems

Applera Corporation consists of two operating groups. The Applied Biosystems Group serves the life science industry and research community by developing and marketing instrument-based systems, consumables, software, and services. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries and develop new pharmaceuticals. Applied Biosystems’ products also serve the needs of some markets outside of life science research, which we refer to as “applied markets,” such as the fields of: human identity testing (forensic and paternity testing); biosecurity, which refers to products needed in response to the threat of biological terrorism and other malicious, accidental, and natural biological dangers; and quality and safety testing, for example in food and the environment. Applied Biosystems is headquartered in Foster City, CA, and reported sales of approximately $2.1 billion during fiscal 2007. The Celera Group is primarily a molecular diagnostics business that is using proprietary genomics and proteomics discovery platforms to identify and validate novel diagnostic markers, and is developing diagnostic products based on these markers as well as other known markers. Celera maintains a strategic alliance with Abbott for the development and commercialization of molecular, or nucleic acid-based, diagnostic products, and it is also developing new diagnostic products outside of this alliance. Through its genomics and proteomics research efforts, Celera is also discovering and validating therapeutic targets, and it is seeking strategic partnerships to develop therapeutic products based on these discovered targets. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.applera.com, or by telephoning 800.762.6923. Information about Applied Biosystems is available at http://www.appliedbiosystems.com.

Forward-Looking Statements

Certain statements in this press release, including the Outlook section, are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “should,” “anticipate,” and “planned,” among others. These forward-looking statements are based on Applera Corporation’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Applied Biosystems businesses, including its activities in the clinical diagnostics instrumentation market, include but are not limited to: (1) rapidly changing technology and evolving industry standards could adversely affect demand for Applied Biosystems’ products, and its business is dependent on development and customer acceptance of new products; (2) Applied Biosystems’ sales are dependent on customers’ capital spending policies and government-sponsored research; (3) Applied Biosystems has significant overseas operations, and fluctuations in the value of foreign currencies could affect Applied Biosystems’ financial and operating results; (4) Applied Biosystems’ growth depends in part on its ability to acquire complementary technologies through acquisitions, investments, or other strategic relationships or alliances, which may not be successful, may absorb significant resources, may cause dilution, and may result in impairment or other charges; (5) Applied Biosystems may be subject to liabilities related to its use, manufacture, sale, and distribution of hazardous materials; (6) some of Applied Biosystems’ principal facilities are subject to the risk of earthquakes, which could interrupt operations; (7) Applied Biosystems’ products are based on complex, rapidly developing technologies, which has resulted in some ongoing legal actions against Applied Biosystems and which creates a constant risk of lawsuits, arbitrations, investigations, and other legal actions with private parties and governmental entities, particularly involving claims for infringement of patents and other intellectual property rights; (8) some of the intellectual property that is important to Applied Biosystems’ business is owned by other companies or institutions and licensed to Applied Biosystems, and legal actions against these companies or institutions could harm Applied Biosystems’ business; (9) Applied Biosystems may need to license intellectual property from third parties to avoid or settle legal actions brought against Applied Biosystems; (10) Applied Biosystems is dependent on the operation of computer hardware, software, and Internet applications and related technology for its businesses, particularly those focused on the development and marketing of information-based products and services; (11) new clinical diagnostic instruments to be developed by Applied Biosystems may not receive required regulatory clearances and/or may not be accepted and adopted by the market; (12) Applied Biosystems relies on a single supplier or a limited number of suppliers for some key products and key components of some of its products; and (13) other factors that might be described from time to time in Applera Corporation’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Applera does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

Copyright 2007. Applera Corporation. All Rights Reserved. AB (Design), Applied Biosystems, Applera, and Celera are registered trademarks, and SOLiD is a trademark of Applera Corporation or its subsidiaries in the U. S. and/or certain other countries. Ambion is a registered trademark of Ambion, Inc. Ambion is a wholly-owned subsidiary of Applera Corporation. TaqMan is a registered trademark of Roche Molecular Systems, Inc.

APPLERA CORPORATION

APPLIED BIOSYSTEMS GROUP

CONDENSED COMBINED STATEMENTS OF OPERATIONS

(Dollar amounts in millions except per share amounts)

(Unaudited)

	Three months ended June 30,		Twelve months ended June 30,
	2007	2006	2007	2006
Net revenues	$557.3	$523.1	$2,093.5	$1,911.2
Cost of sales	248.7	238.8	936.2	866.4

Gross margin	308.6	284.3	1,157.3	1,044.8
Selling, general and administrative	160.2	149.9	593.0	548.4
Research, development and engineering	53.5	46.3	203.9	180.3
Amortization of purchased intangible assets	2.8	2.9	11.2	4.8
Employee-related charges, asset impairments and other				0.4
Asset dispositions and legal settlements	(3.5)	(16.9)	(2.2)	10.5
Acquired research and development			114.3	3.4

Operating income	95.6	102.1	237.1	297.0
Gain on investments, net			0.2
Interest income, net	6.1	2.9	15.4	14.7
Other income (expense), net	1.8	1.8	6.3	5.5

Income before income taxes	103.5	106.8	259.0	317.2
Provision for income taxes	24.2	30.1	88.1	42.1

Income from continuing operations	79.3	76.7	170.9	275.1
Income from discontinued operations, net of income taxes	8.5		8.5

Net income	$87.8	$76.7	$179.4	$275.1

Earnings per share analysis

Income from continuing operations	$79.3	$76.7	$170.9	$275.1
Allocated intercompany sales of assets(1)	(0.1)		(0.3)	0.1
Allocated interperiod taxes(1)		1.3

Total income from continuing operations allocated	79.2	78.0	170.6	275.2
Less dividends declared on common stock		7.7	31.2	31.7

Undistributed earnings	$79.2	$70.3	$139.4	$243.5

Allocation of basic earnings per share
Basic distributed earnings per share	$—	$0.04	$0.17	$0.17
Basic undistributed earnings per share	0.43	0.39	0.76	1.30

Total basic earnings per share	$0.43	$0.43	$0.93	$1.47

Allocation of diluted earnings per share
Diluted distributed earnings per share	$—	$0.04	$0.16	$0.17
Diluted undistributed earnings per share	0.42	0.37	0.74	1.26

Total diluted earnings per share	$0.42	$0.41	$0.90	$1.43

Weighted average number of common shares
Basic	183,305,000	182,858,000	183,162,000	186,955,000
Diluted	189,227,000	188,726,000	190,190,000	191,914,000

(1)	Represents allocation of intercompany sales of assets and interperiod taxes to adjust net income for purposes of calculating earnings per share.

APPLERA CORPORATION

APPLIED BIOSYSTEMS GROUP

Revenues By Product Categories

(Dollar amounts in millions)

(Unaudited)

	Three months ended June 30,
	2007	2006	Change
DNA Sequencing	$138.6	$137.8	1%
% of total revenues	25%	26%
Real-Time PCR/Applied Genomics(1)	192.6	169.7	13%
% of total revenues	34%	32%
Mass Spectrometry	146.2	134.7	9%
% of total revenues	26%	26%
Core PCR & DNA Synthesis	48.2	51.7	-7%
% of total revenues	9%	10%
Other Product Lines	31.7	29.2	9%
% of total revenues	6%	6%

Total	$557.3	$523.1	7%

	Twelve months ended June 30,
	2007(2)	2006	Change
DNA Sequencing	$557.6	$539.9	3%
% of total revenues	27%	29%
Real-Time PCR/Applied Genomics(1)	704.6	600.4	17%
% of total revenues	34%	31%
Mass Spectrometry	525.4	465.3	13%
% of total revenues	25%	24%
Core PCR & DNA Synthesis	190.5	198.4	-4%
% of total revenues	9%	10%
Other Product Lines	115.4	107.2	8%
% of total revenues	5%	6%

Total	$2,093.5	$1,911.2	10%

(1)	Revenue related to the acquisition of the Research Division Products of Ambion, Inc. is included for fiscal 2007 and beginning March 1, 2006 for fiscal 2006.
(2)	Certain fiscal 2007 amounts have been reclassified.

APPLERA CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Three Months Ended June 30, 2007

(Dollar amounts in millions except per share amounts)

(Unaudited)

	Applied Biosystems Group	Celera Group	Eliminations	Consolidated
Net revenues	$557.3	$10.2	$(1.3)	$566.2
Cost of sales	248.7	3.9	(0.7)	251.9

Gross margin	308.6	6.3	(0.6)	314.3
Selling, general and administrative	160.2	8.1	(0.1)	168.2
Research, development and engineering	53.5	13.5	(0.3)	66.7
Amortization of purchased intangible assets	2.8			2.8
Employee-related charges, asset impairments and other		4.3		4.3
Asset dispositions and legal settlements	(3.5)			(3.5)

Operating income (loss)	95.6	(19.6)	(0.2)	75.8
Interest income, net	6.1	6.9		13.0
Other income (expense), net	1.8	0.2		2.0

Income (loss) before income taxes	103.5	(12.5)	(0.2)	90.8
Provision (benefit) for income taxes	24.2	(4.7)	(0.1)	19.4

Income (loss) from continuing operations	79.3	(7.8)	(0.1)	71.4
Income from discontinued operations, net of income taxes	8.5			8.5

Net income (loss)	$87.8	$(7.8)	$(0.1)	$79.9

Income (loss) from continuing operations per share
Basic	$0.43	$(0.10)
Diluted	$0.42	$(0.10)
Income from discontinued operations per share
Basic	$0.05	$—
Diluted	$0.04	$—
Net income (loss) per share
Basic	$0.48	$(0.10)
Diluted	$0.46	$(0.10)

APPLERA CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Three Months Ended June 30, 2006

(Dollar amounts in millions except per share amounts)

(Unaudited)

	Applied Biosystems Group	Celera Group	Eliminations	Consolidated
Net revenues	$523.1	$17.8	$(1.2)	$539.7
Cost of sales	238.8	5.2	(0.5)	243.5

Gross margin	284.3	12.6	(0.7)	296.2
Selling, general and administrative	149.9	9.1	0.1	159.1
Research, development and engineering	46.3	15.7	(0.8)	61.2
Amortization of purchased intangible assets	2.9			2.9
Employee-related charges, asset impairments and other		5.3		5.3
Asset dispositions and legal settlements	(16.9)			(16.9)

Operating income (loss)	102.1	(17.5)		84.6
Interest income, net	2.9	6.0		8.9
Other income (expense), net	1.8			1.8

Income (loss) before income taxes	106.8	(11.5)		95.3
Provision (benefit) for income taxes	30.1	(6.2)	(1.3)	22.6

Net income (loss)	$76.7	$(5.3)	$1.3	$72.7

Net income (loss) per share
Basic	$0.43	$(0.07)
Diluted	$0.41	$(0.07)

APPLERA CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Twelve Months Ended June 30, 2007

(Dollar amounts in millions except per share amounts)

(Unaudited)

	Applied Biosystems Group	Celera Group	Eliminations	Consolidated
Net revenues	$2,093.5	$43.4	$(4.4)	$2,132.5
Cost of sales	936.2	17.6	(2.3)	951.5

Gross margin	1,157.3	25.8	(2.1)	1,181.0
Selling, general and administrative	593.0	29.7		622.7
Research, development and engineering	203.9	51.7	(1.6)	254.0
Amortization of purchased intangible assets	11.2			11.2
Employee-related charges, asset impairments and other		10.3		10.3
Asset dispositions and legal settlements	(2.2)	(2.4)		(4.6)
Acquired research and development	114.3			114.3

Operating income (loss)	237.1	(63.5)	(0.5)	173.1
Gain on investments, net	0.2			0.2
Interest income, net	15.4	27.8		43.2
Other income (expense), net	6.3	0.5		6.8

Income (loss) before income taxes	259.0	(35.2)	(0.5)	223.3
Provision (benefit) for income taxes	88.1	(15.4)	(0.2)	72.5

Income (loss) from continuing operations	170.9	(19.8)	(0.3)	150.8
Income from discontinued operations, net of income taxes	8.5			8.5

Net income (loss)	$179.4	$(19.8)	$(0.3)	$159.3

Income (loss) from continuing operations per share
Basic	$0.93	$(0.25)
Diluted	$0.90	$(0.25)
Income from discontinued operations per share
Basic	$0.05	$—
Diluted	$0.04	$—
Net income (loss) per share
Basic	$0.98	$(0.25)
Diluted	$0.94	$(0.25)

APPLERA CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Twelve Months Ended June 30, 2006

(Dollar amounts in millions except per share amounts)

(Unaudited)

	Applied Biosystems Group	Celera Group	Eliminations	Consolidated
Net revenues	$1,911.2	$46.2	$(8.0)	$1,949.4
Cost of sales	866.4	19.7	(4.9)	881.2

Gross margin	1,044.8	26.5	(3.1)	1,068.2
Selling, general and administrative	548.4	36.1		584.5
Research, development and engineering	180.3	94.3	(3.2)	271.4
Amortization of purchased intangible assets	4.8	1.1		5.9
Employee-related charges, asset impairments and other	0.4	26.2		26.6
Asset dispositions and legal settlements	10.5	0.7		11.2
Acquired research and development	3.4			3.4

Operating income (loss)	297.0	(131.9)	0.1	165.2
Gain on investments, net		7.6		7.6
Interest income, net	14.7	22.4		37.1
Other income (expense), net	5.5	(0.2)		5.3

Income (loss) before income taxes	317.2	(102.1)	0.1	215.2
Provision (benefit) for income taxes	42.1	(39.4)		2.7

Net income (loss)	$275.1	$(62.7)	$0.1	$212.5

Net income (loss) per share
Basic	$1.47	$(0.83)
Diluted	$1.43	$(0.83)